Exhibit 99.1

NRG Energy, Inc. Commences $2 Billion Private Debt Exchange Offers and Consent Solicitations for
its 7.250% Senior Notes Due 2014, 7.375% Senior Notes Due 2016 and 7.375% Senior Notes Due 2017

PRINCETON, NJ; September 4, 2008—In an effort to migrate to a more appropriate and efficient capital structure, NRG Energy, Inc. (NYSE: NRG) today announced that it has commenced offers to exchange up to a maximum of $2.0 billion in aggregate principal amount of its existing 7.250% senior notes due 2014 (CUSIP No. 629377 AT 9), 7.375% senior notes due 2016 (CUSIP No. 629377 AU 6) and 7.375% senior notes due 2017 (CUSIP No. 629377 AX 0) (collectively, the “Old Notes”), for new 8.25% senior notes due 2018 to be issued by NRG (the “New Notes”).

Concurrently with the exchange offers, NRG is also soliciting consents from eligible holders of its Old Notes to certain proposed amendments to the indentures governing the Old Notes, which would eliminate many of the restrictive covenants in such indentures and make the indentures for the Old Notes consistent with the indentures for the New Notes. Holders of the Old Notes may deliver consents on or prior to 5:00 p.m. New York City Time on September 17, 2008, unless extended (the “Early Participation and Consent Date”) without tendering the related Old Notes for a cash consent fee of $2.50 per $1,000 principal amount of Old Notes, and holders who tender their Old Notes for exchange pursuant to the exchange offers will be deemed to have consented to the proposed amendments.

The exchange offers and consent solicitations, which are only available to eligible holders, are being made pursuant to an Offering Circular and Consent Solicitation Statement dated September 4, 2008 (the “Offering Circular”).

The exchange offers are being conducted as a modified “Dutch Auction.” Eligible holders must specify the minimum total consideration, or “bid price,” that such holder would be willing to receive in exchange for each $1,000 principal amount of Old Notes tendered. The total consideration payable for each series of Old Notes is determined based on a formula consisting of a “base” price for that series of Old Notes, plus a “clearing premium” applicable to all series of Old Notes, to be determined pursuant to the modified “Dutch Auction.” The total consideration will be payable in the form of New Notes.

Holders must validly tender and not withdraw their Old Notes (and be deemed to have validly tendered and not revoked consents) on or prior to the Early Participation and Consent Date in order to be eligible to receive the applicable total consideration. Holders validly tendering their Old Notes after the Early Participation and Consent Date will be eligible to receive the applicable total consideration less, in each case, an early participation payment equal to $17.50 for each $1,000 principal amount of the relevant series of Old Notes and the consent fee equal to $2.50 for each $1,000 principal amount of the relevant series of Old Notes.

The bid price that each holder specifies for each $1,000 principal amount of Old Notes must be in increments of $2.50, and may not be more than $20.00 in excess of the base price for such series of Old Notes. The “base price” is equal to (i) $1,005.00 for the 2014 notes, (ii) $1,000.00 for the 2016 notes and (iii) $1,000.00 for the 2017 notes.

The clearing premium for all series of Old Notes will be determined by consideration of the “bid premiums” (the amount by which the bid price exceeds the base price) of all tendered Old Notes in order of lowest to highest bid premiums. The clearing premium will be the lowest single premium such that for all tendered Old Notes of all series whose bid price resulted in a bid premium equal to or less than this lowest single premium, the aggregate principal amount of all such tenders is not less than $2.0 billion aggregate principal amount of Old Notes (the “Maximum Amount”) or, in the event that less than the Maximum Amount is tendered but NRG still elects to proceed with the exchange offers, the clearing premium will be the highest bid premium with respect to any tender. If all Old Notes tendered at a bid price that resulted in a bid premium equal to or less than the clearing premium have an aggregate principal amount that exceeds the Maximum Amount, all holders who validly tendered their Old Notes with a bid premium at or below the clearing premium will be accepted on a prorated basis using a single proration rate across all series of Old Notes accepted.

Consummation of the exchange offers and the consent solicitations is subject to the satisfaction or waiver of certain conditions, including the receipt of consents from a majority in aggregate principal amount outstanding of holders of all three series of Old Notes to the proposed amendments to the indentures for the Old Notes. NRG reserves the right, in its sole discretion, to waive or modify any one or more of the conditions to the exchange offers and/or the consent solicitations, in whole or in part at any time. NRG may amend, extend or terminate each of the exchange offers and consent solicitations in its sole discretion.

Promptly following the Early Participation and Consent Date, upon receipt of consents from a majority in aggregate principal amount outstanding of holders of each of the three series of Old Notes to the proposed amendments to the indentures, NRG will execute supplemental indentures giving effect to the proposed amendments; however, they will not become operative unless and until NRG has paid the applicable consideration with respect to the Old Notes that are validly tendered and accepted for payment in accordance with the exchange offers, if any, and NRG has paid the consent payment with respect to all consents that have been validly delivered prior to the Early Participation and Consent Date in accordance with the consent solicitations, if any.

Holders that validly tender their Old Notes pursuant to the exchange offers will be deemed to have delivered their consents pursuant to the consent solicitations, even if such tendered Old Notes are not accepted by NRG for exchange for any reason. The form of consent payment will be in New Notes for consenting holders of Old Notes who participate in the exchange offers and whose Old Notes are accepted for exchange in the exchange offers and will be in cash for all other consenting holders of Old Notes.

Tendered notes may be validly withdrawn and delivery of consents may be revoked until 5:00 p.m., New York City time, on September 17, 2008, unless extended, but not thereafter. The exchange offers will expire at 10:00 a.m. New York City time, on October 2, 2008, unless extended.

The New Notes will accrue interest from and including the settlement date. Holders who exchange Old Notes for New Notes will receive, in cash, accrued and unpaid interest to, but not including, the settlement date. The New Notes will initially be subject to restrictions on transfer and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The exchange offers and consent solicitations are being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The complete terms and conditions of the exchange offers and consent solicitations are described in the Offering Circular, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the exchange offers and consent solicitations, at 866.387.1500 (U.S. toll-free) or 212.430.3774.

Documents relating to the exchange offers and consent solicitations will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Holders who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the information agent for the exchange offers and consent solicitations, at 866.387.1500 (U.S. toll-free) or 212.430.3774.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This announcement is also not a solicitation of consents to the proposed amendments to the respective indentures. No recommendation is made as to whether holders of Old Notes should tender their notes for exchange in the exchange offers.

Safe Harbor Disclosure
Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include the timing and the expected benefits of the exchange offers and consent solicitations, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others risks and uncertainties related to the capital markets generally.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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About NRG Energy, Inc.
NRG Energy, Inc. (NYSE: NRG), a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards.

Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions; and a founding member of “3C—Combat Climate Change,” a global initiative taking a leadership role in designing the road map to a low carbon society. For more information on NRG Energy, please visit www.nrgenergy.com.

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Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	David Klein 609.524.4527

David Knox (Texas and Louisiana)

713.795.6106